EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Predix Pharmaceuticals Holdings, Inc. Amended and Restated 2003 Stock Incentive Plan and Physiome Sciences, Inc. 1997 Stock Option Plan of EPIX Pharmaceuticals, Inc. of our reports dated February 27, 2006, with respect to the consolidated financial statements of EPIX Pharmaceuticals, Inc., included in its Annual Report (From 10-K) for the year ended December 31, 2005 and Epix Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Epix Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 13, 2006

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